Exhibit 99.5

REMOVAL OF ONE SUCCESSOR TRUSTEE
AND DESIGNATION OF ANOTHER
SUCCESSOR TRUSTEE

I, MARY R. MOLINA, am trustee pursuant to that certain Declaration of Trust of the Molina Family Trust, dated September 19, 1990, as previously “clarified” by that certain Clarification of Section 1.04(b), dated November 4, 1990, and as previously amended by that certain First Amendment to the Molina Family Trust, dated November       , 1991, that certain. Second Amendment to the Molina Family Trust, dated December 19, 1994, that certain Third Amendment and Restatement of Declaration of the Molina Family Trust, dated December 6, 1996, and that certain Fourth Amendment to Declaration of the Molina Family Trust, dated December 6, 1996.

Pursuant to paragraph 12.01A of the Molina Family Trust, as amended, I hereby (i) remove BANK OF AMERICA as a successor trustee of all such trusts, and (ii) designate WILLIAM DENTINO as successor trustee of all such trust, to serve if I become unable or unwilling to serve as trustee of all such trusts.

Dated: 12/12, 1997.

/s/ Mary R. Molina
MARY R. MOLINA

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF LOS ANGELES	)

On DECEMBER 12, 1997, before me, LYDIA LEYN, the undersigned notary public, personally appeared MARY R. MOLINA, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her authorized capacity, and that by her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Lydia Leyn

MOLINA FAMILY TRUST

REMOVAL OF ONE SUCCESSOR TRUSTEE

AND DESIGNATION OF ANOTHER

SUCCESSOR TRUSTEE